Exhibit 99.1


Overseas Partners Ltd. - in Liquidation
Liquidators' Report as at 31st January, 2007


Following our appointment on 31st January, 2006, the Joint Liquidators took over the Company's assets amounting to approximately US$57M held at bank.

All known agreed receivables were collected and all known third party liabilities have been paid.

In July, 2006, the Joint Liquidators received notification from the Massachusetts Department of Revenue that tax refunds applied for by the Company's previously held business trusts had been approved. These tax refunds amount to approximately US$4M and are payable in equal instalments over the next four years. The first instalment of approximately US$1M was received in 2006. The Joint Liquidators are in the process of establishing whether there are any alternative methods of achieving the collection of the remaining balance in a shorter time frame than in the next three years.

Attached to this Report is the Joint Liquidators' summary of Receipts and Payments for the eleven months ended 31st December, 2006.

The Joint Liquidators will notify Shareowners as soon as they are in a position to pay a final liquidating distribution and bring the liquidation to a close. Based on presently available information the final liquidating distribution is not expected to be in excess of US$0.54 per share.

Finally, Shareowners with questions about their shareholding or account maintenance are requested to continue to contact their Shareowner Services Representative at AST Equity Plan Solutions on 877-223-6966.



Yours sincerely




Peter C.B. Mitchell                               Nigel Chatterjee
Joint Liquidator                                  Joint Liquidator


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Overseas Partners Ltd - in Liquidation
Liquidators' Receipts and Payments Account
For the Period
1st February, 2006 to 31st December, 2006


                                                     US$
                                                     ---

Receipts

              Balances Taken Over              57,620,340.33

              Bank Interest                     2,616,393.33
              D&O Returned Premium                802,407.00
              Office Recharge                     198,890.72
              Tax Refund                          999,990.21

                                              ---------------
                                               62,238,021.59

                                              ===============

Payments

              Pre Liquidation Costs               415,078.29

              Bank Charges                            333.50
              Liquidators Fees                    377,966.86
              Administration Costs                194,956.21

                                              ---------------
                                                  988,334.86

                                              ===============


Closing Balances                               61,249,686.73
                                              ===============